                                                                      EXHIBIT 11

                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                         3/31/95             3/31/96
                                                                   --------------------------------------
ENDING MARKET PRICE PER SHARE                                          $      2.25        $       1.56
                                                                       -----------        ------------

AVERAGE MARKET PRICE PER SHARE                                         $      2.19        $       1.66
                                                                       -----------        ------------

EARNINGS:
Net income applicable
    to common stock                                                    $   194,600        $   (780,400)
                                                                       ===========        ============

PRIMARY EARNINGS  PER SHARE:

Weighted average number of common
    shares outstanding                                                  12,532,606          13,034,429

Incremental shares assuming all dilutive
    options and warrants exercised and proceeds
    used to purchase shares in the market at the
    average stock price during the period                                  118,425                   0
                                                                       -----------        ------------

Total                                                                   12,651,031          13,034,429
                                                                       ===========        ============

Primary earnings (loss) per share                                      $       .02        $       (.06)
                                                                       ===========        ============

FULLY DILUTED EARNINGS (LOSS) PER SHARE:

Weighted average number of common
    shares outstanding                                                  12,532,606          13,034,429

Incremental shares assuming all dilutive
    options and warrants exercised and proceeds
    used to purchase shares in the market at the
    average stock price during the period, or the
    stock price at the end of the period, whichever
    is higher                                                              127,689                   0
                                                                       -----------        ------------

Total                                                                   12,660,295          13,034,429
                                                                       ===========        ============

Fully diluted earnings (loss) per share                                $       .02        $       (.06)
                                                                       ===========        ============


Note: Common stock equivalents for 1996 have not been considered as their effect would be anti-dilutive.